RYAM Reports Third Quarter 2025 Results
Core Business Demonstrates Strength and Resilience; Growth Plan Remains on Track
•Net Sales for the third quarter of $353 million, down $48 million from prior year quarter
•Loss from Continuing Operations for the third quarter of $4 million, $29 million improved from prior year quarter
•Adjusted EBITDA from Continuing Operations for the third quarter of $42 million, down $9 million from prior year quarter
•Total Debt of $794 million and Net Secured Debt of $729 million with a covenant net secured leverage ratio of 4.1 times
•Year-to-date Cash Used in Operating Activities of $(8) million; Adjusted Free Cash Flow of $(83) million, partially driven by working capital timing that is expected to improve in the fourth quarter
•Adjusted EBITDA is expected to approximate $135 million to $140 million for full year 2025, which includes the $12 million non-cash environmental charge taken in the first quarter
•Adjusted Free Cash Flow is expected to approximate $25 million to $30 million in the fourth quarter, reflecting improved working capital conversion and stronger financial performance as orders continue to normalize
•Long-term strategy to deliver over $300 million in run-rate EBITDA by the end of 2027 remains firmly intact
JACKSONVILLE, Fla., November 4, 2025 - Rayonier Advanced Materials Inc. (NYSE:RYAM) (the “Company”) today reported results for its third quarter ended September 27, 2025.
“Our third quarter reflects the strength of our core business and the resilience of our teams executing through a dynamic backdrop,” said De Lyle Bloomquist, President and CEO of RYAM. “The core Cellulose Specialties business performed as expected, approaching normalized levels. The transitory pressures we faced earlier in the year continue to ease, and we’re seeing clear signs of stabilization across demand, operational performance and costs. The momentum we’ve built exiting the third quarter reinforces the durability of our platform and the progress we’re making in positioning RYAM for sustainable growth.
“As we kick off 2026 Cellulose Specialties pricing discussions, we are targeting a significant reset beyond prior year increases, reflecting the value of our products and recapturing value lost in prior years’ inflation.
“We remain firmly committed to our roadmap to deliver over $300 million in run-rate EBITDA by the end of 2027. That conviction is grounded in tangible progress across our strategic pillars — strengthening our Cellulose Specialties franchise, advancing Biomaterials execution and driving structural cost and mix improvements across our operations. While certain areas remain in turnaround, the trajectory is positive: our core is performing, and the catalysts we’ve put in place are beginning to show through in results.
“As we continue to normalize performance, we’re maintaining a disciplined focus on cash management and liquidity. Our priorities remain clear — maximize cash generation, manage working capital efficiently and preserve financial flexibility to support our long-term goals. We do not anticipate any issues with our covenants or liquidity and remain committed to prudent financial stewardship as we execute on our strategy and build durable value for our shareholders,” concluded Mr. Bloomquist.

CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

Third Quarter 2025 Financial Results
The Company reported a loss from continuing operations and net loss each of $4 million, or $(0.07) per diluted share, for the quarter ended September 27, 2025 compared to a loss from continuing operations and net loss each of $33 million, or $(0.49) per diluted share, for the prior year quarter.
Beginning in January 2025, the Company reorganized its former High Purity Cellulose operating segment into three separate businesses: Cellulose Specialties, Biomaterials and Cellulose Commodities. No changes were made to the composition of the Paperboard and High-Yield Pulp operating segments. Prior period segment results have been recast to align with this new segment reporting structure.
Net sales were comprised of the following for the periods presented:

	Three Months Ended
(in millions)	September 27, 2025	June 28, 2025	September 28, 2024
Cellulose Specialties	$204	$208	$232
Biomaterials	8	6	8
Cellulose Commodities	85	59	86
Paperboard	39	47	55
High-Yield Pulp	24	29	28
Eliminations	(7)	(9)	(8)
Net sales	$353	$340	$401
Operating income (loss) was comprised of the following for the periods presented:

	Three Months Ended
(in millions)	September 27, 2025	June 28, 2025	September 28, 2024
Cellulose Specialties	$49	$29	$46
Biomaterials	1	1	3
Cellulose Commodities	(13)	(9)	(55)
Paperboard	(4)	—	7
High-Yield Pulp	(10)	(7)	—
Corporate	(14)	(15)	(18)
Operating income (loss)	$9	$(1)	$(17)
Following the indefinite suspension of Temiscaming cellulose operations in the third quarter of 2024, certain infrastructure assets of the site’s cellulose plant continue to run in support of the ongoing energy needs of the Paperboard and High-Yield Pulp operations. As such, beginning in the fourth quarter of 2024, the net impact of the custodial site costs being incurred and the sales of any electricity generated by the running of the cellulose plant assets are reflected within the operating results of the Paperboard and High-Yield Pulp businesses.
Cellulose Specialties
Net sales for the third quarter decreased $28 million, or 12 percent, compared to the same prior year quarter driven by a 17 percent decrease in sales volumes that was driven by larger customer orders in the prior year quarter in advance of the indefinite suspension of Temiscaming cellulose operations as well as weaker demand in the current quarter due to continued customer destocking in the acetate market that was further accelerated by ongoing global tariff impacts. Partially offsetting the sales volume decrease was a 7 percent increase in average sales price driven by negotiated price increases and sales mix.
Operating income for the third quarter increased $3 million, or 7 percent, compared to the same prior year quarter driven by the higher average sales price, lower fixed costs due to the indefinite suspension of Temiscaming cellulose operations and a $7 million energy cost benefit from sales of excess emission allowances in the current quarter, the prior year sales of which occurred in the fourth quarter. Partially offsetting these improvements were the lower sales volumes, higher operating costs due to operational challenges, primarily at the Tartas cellulose plant, and French national labor strikes also impacting Tartas production in the current quarter.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

Compared to the second quarter of 2025, net sales decreased $4 million, or 2 percent, driven by a 5 percent decrease in sales volumes, partially offset by a 4 percent increase in average sales price. Sales volumes declined due to more aggressive customer destocking in acetate that was partially offset by higher ethers and other cellulose specialties volumes due to timing. Average sales price increased due to mix as well as a mid-year price increase where contracts allowed. Operating income increased $20 million, or 69 percent, primarily due to the higher average sales price, lower energy costs from the $7 million energy cost benefit realized in the current quarter, improved operational efficiency and lower wood costs. These improvements were partially offset by the lower sales volumes.
Biomaterials
Net sales for the third quarter were flat compared to the same prior year quarter driven by higher turpentine sales that were offset by lower bioethanol sales volumes due to operational challenges and French national labor strikes at the Tartas cellulose plant in the current quarter, which limited raw material supply due to the bioethanol facility’s reliance on the plant for feedstock.
Operating income for the third quarter decreased $2 million, or 67 percent, compared to the same prior year quarter primarily driven by higher shared and ancillary service costs under the business’s newly established cost structure.
Compared to the second quarter of 2025, net sales increased $2 million, or 33 percent, driven by higher sales volumes in the third quarter following the second-quarter labor strike at the Tartas cellulose plant, which had a greater impact to production than the labor strikes in the third quarter. Operating income was flat as the higher sales volumes were offset by higher shared and ancillary service costs under the business’s newly established cost structure.
Cellulose Commodities
Net sales for the third quarter decreased $1 million, or 1 percent, compared to the same prior year quarter driven by a 2 percent decrease in sales volumes due to lower production levels and resulting prioritization of available production to Cellulose Specialties, and the absence of Temiscaming sales in the current quarter due to the indefinite suspension of operations in the previous year, which were largely offset by increased viscose sales volumes for inventory management. The decrease in sales volumes was largely offset by an 8 percent increase in average sales price driven by higher fluff pricing and sales mix.
Operating loss for the third quarter improved $42 million, or 76 percent, compared to the same prior year quarter primarily driven by a $25 million non-cash asset impairment and $7 million in one-time indefinite suspension costs in the prior year quarter, the higher average sales price and lower fixed costs due to the indefinite suspension of Temiscaming cellulose operations.
Compared to the second quarter of 2025, net sales increased $26 million, or 44 percent, as sales volumes increased 45 percent driven by improved production reliability, the absence of annual planned maintenance outages in the current quarter and increased viscose sales volumes for inventory management. These increases were partially offset by a 2 percent decrease in average sales price that was driven by lower pricing from weakening markets, China tariffs on fluff products and sales mix. Operating loss increased $4 million, or 44 percent, driven by the lower average sales price and increased volumes of negative margin sales.
Paperboard
Net sales for the third quarter decreased $16 million, or 29 percent, compared to the same prior year quarter. Average sales price and sales volumes decreased 10 percent and 21 percent, respectively, driven by mix, shifting customer dynamics associated with tariff uncertainty and increased competitive activity due to increased European Union imports and the start-up of new U.S. capacity.
Operating results for the third quarter declined $11 million, or 157 percent, compared to the same prior year quarter driven by the lower sales, higher fixed costs due to the current quarter market-driven downtime and the impact of Temiscaming net custodial site costs, partially offset by lower purchased pulp costs.
Compared to the second quarter of 2025, net sales decreased $8 million, or 17 percent, driven by 7 percent and 9 percent decreases in average sales price and sales volumes, respectively, driven by increased competitive activity due to the start-up of new U.S. capacity late in the second quarter. Operating results declined $4 million driven primarily by the lower average sales price and sales volumes and higher fixed costs due to the current quarter market-driven downtime.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

High-Yield Pulp
Net sales for the third quarter decreased $4 million, or 14 percent, compared to the same prior year quarter. Average sales price and sales volumes decreased 10 percent and 8 percent, respectively, driven by lower demand, including in China where demand for all grades of market pulp were down, continued oversupply of domestic high-yield pulp in China and the timing of shipments, primarily related to shipping challenges to customers in India.
Operating results for the third quarter declined $10 million, or 100 percent, compared to the same prior year quarter driven by the lower sales, higher fixed costs due to the current quarter market-driven downtime and the impact of Temiscaming net custodial site costs.
Compared to the second quarter of 2025, net sales decreased $5 million and operating loss increased $3 million driven by 2 percent and 17 percent decreases in average sales price and sales volumes, respectively. Also negatively impacting operating results were higher fixed costs due to the current quarter market-driven downtime.
Corporate
Operating loss for the third quarter improved $4 million, or 22 percent, compared to the same prior year quarter primarily driven by lower variable compensation costs and favorable foreign exchange rates in the current quarter compared to unfavorable rates in the prior year quarter.
Compared to the second quarter of 2025, operating loss improved $1 million, or 7 percent, primarily driven by favorable foreign exchange rates in the current quarter compared to unfavorable rates in the second quarter, partially offset by higher variable compensation costs.
Non-Operating Income & Expense
Interest expense for the quarter ended September 27, 2025 increased $5 million compared to the same prior year quarter primarily driven by an increase in the average effective interest rate on debt.
Income Taxes
The effective tax rate on the loss from continuing operations for the quarter ended September 27, 2025 was a benefit of 72 percent, which differed from the federal statutory rate of 21 percent primarily due to valuation allowances on nondeductible U.S. interest expense, state taxes, return-to-accrual adjustments and different statutory tax rates in foreign jurisdictions.
The effective tax rate on the loss from continuing operations for the quarter ended September 28, 2024 was a benefit of 13 percent, which differed from the federal statutory rate of 21 percent primarily due to changes in the valuation allowance on disallowed interest deductions, the release of certain tax reserves, different statutory tax rates in foreign jurisdictions, U.S. tax credits, excess deficit on vested stock compensation and return-to-accrual adjustments.
Cash Flows & Liquidity
The Company’s operating cash outflows were $(8) million during the nine months ended September 27, 2025 driven by the decline in operating results and a net outflow of working capital.
The Company used $97 million in investing activities during the nine months ended September 27, 2025 primarily related to net capital expenditures, which included $20 million of strategic capital spending.
The Company had $47 million of net cash inflows from financing activities during the nine months ended September 27, 2025 primarily from net borrowings of long-term debt, partially offset by repurchases of common stock to satisfy tax withholding requirements related to stock-based compensation.
The Company ended the third quarter with $140 million of global liquidity, including $77 million of cash, $53 million of borrowing capacity under the ABL Credit Facility and $10 million of availability under the France factoring facility.
As of September 27, 2025, the Company’s consolidated net secured leverage ratio was 4.1 times covenant EBITDA.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

Business Outlook
The Company continues to expect a strong finish to 2025, with annual Adjusted EBITDA projected to approximate $135 million to $140 million, inclusive of the $12 million non-cash environmental charge taken in the first quarter, supported by stable Cellulose Specialties operations, improved order trends and continued cost discipline. Adjusted Free Cash Flow is expected to approximate $25 million to $30 million in the fourth quarter, reflecting improved working capital conversion and stronger financial performance as orders continue to normalize.
Looking ahead, the Company expects to more than double EBITDA over the next two years. This growth will be driven by multi-year Cellulose Specialties price actions, continued efficiency gains and structural cost reductions targeting approximately $30 million in annual savings by 2026. Beyond 2026, the Company is also evaluating incremental cost saving opportunities, with initiatives under review that could deliver up to $20 million of additional annual savings in 2027. In addition, Biomaterials projects are expected to add approximately $31 million of run-rate proportional EBITDA exiting 2027. Collectively, these actions reinforce RYAM’s long-term strategy and its path to achieve over $300 million in run-rate EBITDA by the end of 2027, with further upside as the AGE project comes online in late 2028.
In August 2025, RYAM and the United Steelworkers (USW) jointly filed petitions with the U.S. International Trade Commission (USITC) and the U.S. Department of Commerce (USDOC) alleging that Brazilian and Norwegian producers of high-purity dissolving pulp (HPDP) are selling into the U.S. market at unfairly low prices or with the benefit of government subsidies, causing material injury to the U.S. HPDP industry and its workers. In September 2025, the USITC issued an affirmative injury determination, advancing the case to the USDOC, where preliminary determinations are expected in the first half of 2026. The Commission’s decision represents an important step toward restoring fair competition in the U.S. market and promoting greater pricing stability going forward.
The Company remains committed to disciplined capital allocation and cash management. The previously announced process to explore a potential sale of the Paperboard and High-Yield Pulp businesses remains in flux given current market dynamics, evolving trade conditions and ongoing discussions related to the renewal of the USMCA in July 2026. The Company continues to engage opportunistically with interested parties as inbound inquiries arise, while evaluating options that best support long-term value creation and balance sheet deleveraging.
The following segment outlooks reflect RYAM’s current performance expectations for its operating businesses for the remainder of 2025.
Cellulose Specialties
Sales prices in the fourth quarter are expected to bring the full year 2025 average price to a mid single-digit percentage above the prior year average. Sales volumes are anticipated to decline approximately 10 percent, reflecting tariff impacts, accelerated destocking of acetate and the absence of 2024 bridge volumes following the indefinite suspension of production at the Temiscaming plant. Acetate demand remains soft due to tariff-driven impacts, accelerated customer destocking and weaker global cigarette market trends. Ethers volumes are anticipated to improve, while demand for other cellulose specialties grades is mixed—strong in food and pharma end use applications but weak in automotive sectors. Raw material input and logistics costs are expected to increase moderately year-over-year.
Overall, EBITDA is expected to approximate $227 million to $230 million for the full year 2025, subject to additional impacts from tariffs.
Biomaterials
The Company continues to evaluate investments in new green energy and renewable products to provide both increased end-market diversity and incremental profitability. The Company intends to proceed only with those projects that are expected to meet its investment hurdles: a minimum 30 percent return on equity and a less than two-year payback period for RYAM equity. In the fourth quarter of 2024, the Company secured green capital of €67 million, which allows it to advance the biomaterials strategy and further progress towards its goal of generating over $80 million of proportional EBITDA from RYAM’s Biomaterials business, inclusive of the projects summarized below:
•The Company’s bioethanol facility in France is operational since the first quarter of 2024.
•The Company re-started its lignosulfonate powder plant in France in the first quarter of 2025.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

•The Company continues to advance engineering and commercial planning for a potential bioethanol facility in Fernandina Beach, Florida, similar to its bioethanol operation in France. Although the City of Fernandina Beach denied the site plan application earlier in 2025, the Company believes the decision was made in error and is pursuing available administrative and legal avenues. The Company remains confident in the project’s merits and continues preparatory work to position for timely execution once approvals are secured.
•The Company is evaluating investments in crude tall oil (CTO) facilities in Jesup, Georgia and Tartas, France, and is currently working on permitting, engineering and commercial agreements for these new facilities. In September 2025, the Company purchased high-quality CTO plant equipment that will be used for the Jesup CTO project.
•The Company is evaluating a prebiotics facility at its Jesup plant. In July 2025, the Company received GRAS (generally recognized as safe) status for its prebiotics product with a letter of no objection from the U.S. Food and Drug Administration. A Memorandum of Understanding has been signed with a feed additive manufacturer for the U.S. poultry and swine feed segments. Live animal tests of the prebiotics products showed over 2X greater efficacy versus an existing prebiotics additive.
•The Company is a partner in AGE (Altamaha Green Energy, LLC), a start-up entity that aims to utilize renewable forestry waste and other biomass generally discarded as waste to generate green electricity for the State of Georgia from a new facility to be constructed adjacent to the Company’s Jesup plant. Although the project remains in the development phase, construction planning is complete, the air permit has been obtained and an Engineering, Procurement and Construction agreement has been executed. AGE is actively evaluating financing options to advance the project toward a final investment decision.
•The Company recently signed Memoranda of Understanding with Verso Energy to explore electrofuel Sustainable Aviation Fuel (eSAF) opportunities at both its Jesup and Tartas facilities, and with GranBio to develop a pilot-scale ethanol-to-jet plant at the Jesup site to be fully funded by a U.S. Department of Energy grant. GranBio and the Company are currently conducting due diligence on the feasibility of this project.
The Company expects to make final investment decisions on these projects in 2025 and early 2026.
Overall, EBITDA is expected to approximate $7 million for the full year 2025.
Cellulose Commodities
Chinese retaliatory tariffs continue to disrupt global fluff market dynamics, creating a mismatch between supply and demand. As a result, RYAM’s production is being actively shifted toward non-fluff commodities. While demand remains uncertain, RYAM will continue to adjust production mix to mitigate the impact of direct tariffs and related second-order effects. Raw material input and logistics costs are expected to increase moderately.
Overall, EBITDA is expected to approximate a loss of $13 million to $15 million for the full year 2025, subject to additional impacts from tariffs.
Paperboard
Paperboard sales volumes are expected to remain soft due to continued economic uncertainty and weaker customer demand. The North American shipment to capacity ratio is below analysts’ projections for 2025. Additionally, average sales price is expected to decline year-over-year, reflecting increased competitive activity from European Union imports and new U.S. competitor capacity. Input costs are projected to rise due to higher purchased pulp prices and increased allocation of Temiscaming net custodial site costs. In response to ongoing market weakness and a softer sales outlook, the Company is idling Paperboard production for three weeks during the fourth quarter as a proactive measure to align inventory levels with demand and preserve cash flow.
Overall, EBITDA is expected to approximate $13 million for the full year 2025.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

High-Yield Pulp
High-Yield Pulp average sales price and sales volumes are expected to remain low in the fourth quarter of 2025, driven primarily by continued oversupply in the Chinese market. Input costs are also projected to rise due to a higher allocation of net custodial site costs at the Temiscaming facility. Given the ongoing market weakness, the Company continues to take proactive steps to manage production and costs. In response to ongoing market weakness and a softer sales outlook, the Company is idling one of its two High-Yield Pulp production lines for three weeks during the fourth quarter to proactively manage inventory levels and preserve cash flow.
Overall, EBITDA is expected to approximate a loss of $27 million for the full year 2025.
Corporate
Corporate costs for full year 2025 are expected to be higher compared to the prior year primarily due to the $12 million of non-cash environmental reserve charges recorded in the first quarter and potential continued foreign exchange headwinds from a weaker U.S. dollar. These impacts are expected to be partially offset by lower corporate spending in the second half of the year following the completion of the Company’s ERP implementation.
Overall, Corporate costs are expected to approximate $70 million for the full year 2025.
Conference Call Information
RYAM will host a conference call and live webcast at 9:00 a.m. ET on Wednesday, November 5, 2025, to discuss these results. Supplemental materials and access to the live audio webcast will be available at www.RYAM.com. A replay of this webcast will be archived on the Company’s website shortly after the call.
Investors may listen to the conference call by dialing 877-407-8293, no passcode required. For international parties, dial 201-689-8349. A replay of the teleconference will be available one hour after the call ends until 6:00 p.m. ET on November 19, 2025. The replay dial-in number within the U.S. is 877-660-6853, international is 201-612-7415, Conference ID: 13750565.
About RYAM
RYAM is a global leader of cellulose-based technologies, including cellulose specialties, a natural polymer commonly used in the production of filters, food, pharmaceuticals and other industrial applications. RYAM’s specialized assets, capable of creating the world’s leading cellulose specialties products, are also used to produce commodity fluff pulp, biofuels, bioelectricity and other biomaterials such as bioethanol and tall oils. The Company also manufactures products for the paper and packaging markets. With manufacturing operations in the U.S., Canada and France, RYAM generated $1.6 billion of revenue in 2024. More information is available at www.RYAM.com.
Contacts

Media	Ryan Houck	904-357-9134
Investors	Mickey Walsh	904-357-9162
Forward-Looking Statements
Certain statements in this document regarding anticipated financial, business, legal or other outcomes, including business and market conditions, outlook and other similar statements relating to future events, developments or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “target,” “believe,” “intend,” “plan,” “forecast,” “anticipate,” “guidance” and other similar language. However, the absence of these or similar words or expressions does not mean a statement is not forward-looking. Forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that these expectations will be attained, and it is possible that actual results may differ materially from those indicated by these forward-looking statements due to various risks and uncertainties. All statements made in this earnings release are made only as of the date set forth at the beginning of this release. The Company undertakes no obligation to update the information made in this release in the event facts or circumstances change after the date of this release. The Company has not filed its Form 10-Q for the quarter ended September 27, 2025. As a result, all financial results described in this earnings release should be considered preliminary, and are subject to change to reflect any necessary adjustments or changes in accounting estimates, that are identified prior to the time the Company files its Form 10-Q.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

The Company’s operations are subject to a number of risks and uncertainties, including, but not limited to, those listed below. When considering an investment in the Company’s securities, you should carefully read and consider these risks, together with all other information in the Company’s Annual Report on Form 10-K and other filings and submissions to the SEC, which provide more information and detail on the risks described below. If any of the events described in the following risk factors occur, the Company’s business, financial condition, operating results and cash flows, as well as the market price of the Company’s securities, could be materially adversely affected. These risks and events include, without limitation: Macroeconomic and Industry Risks The Company’s business, financial condition and results of operations could be adversely affected by disruptions in the global economy caused by geopolitical conflicts and related impacts. The businesses the Company operates are highly competitive and many of them are cyclical, which may result in fluctuations in pricing and volume that can materially adversely affect the Company’s business, financial condition, results of operations and cash flows. Changes in the availability and price of raw materials and energy and continued inflationary pressure could have a material adverse effect on the Company’s business, financial condition and results of operations. The Company is subject to material risks associated with doing business outside of the United States. Foreign currency exchange fluctuations may have a material adverse impact on the Company’s business, financial condition and results of operations. Restrictions on trade through tariffs, countervailing and anti-dumping duties, quotas and other trade barriers, in the United States and internationally, could materially adversely affect the Company’s ability to access certain markets. The Company is subject to risks associated with epidemics and pandemics, which could have a material adverse impact on the Company’s business, financial condition, results of operations and cash flows. Business and Operational Risks The Company’s ten largest customers represented a significant portion of the Company’s 2024 revenue and the loss of all or a substantial portion of revenue from these customers could have a material adverse effect on the Company’s business. A material disruption at any of the Company’s manufacturing plants could prevent the Company from meeting customer demand, reduce sales and profitability, increase the cost of production and capital needs, or otherwise materially adversely affect the Company’s business, financial condition and results of operations. Unfavorable changes in the availability of, and prices for, wood fiber may have a material adverse impact on the Company’s business, financial condition and results of operations. Substantial capital is required to maintain the Company’s production facilities, and the cost to repair or replace equipment, as well as the associated downtime, could materially adversely affect the Company’s business. The Company faces risks to its assets, including the potential for substantial impairment of long-lived assets. The Company may be required to recognize a significant non-cash charge to earnings if its recorded deferred tax assets are deemed unrealizable. The Company depends on third parties for transportation services and unfavorable changes in the cost and availability of transportation could materially adversely affect the Company’s business. Failure to maintain satisfactory labor relations could have a material adverse effect on the Company’s business. The Company depends on attracting and retaining key personnel, the loss of whom could materially adversely affect the Company’s business. Failure to meet the Company’s customers’ needs through the development of new products or the discovery of new applications for existing products, or inability to protect the intellectual property underlying new products or applications, could have a material adverse impact on the Company’s business. Loss of Company intellectual property and sensitive data or disruption of manufacturing operations due to a cybersecurity incident could materially adversely impact the business. Challenges and uncertainties in executing the Company’s Biomaterials strategy may adversely impact its business and financial results. Regulatory and Environmental Risks The Company’s business is subject to extensive environmental laws, regulations and permits that may materially restrict or adversely affect how the Company conducts business and its financial results. The potential long-term impact of climate-related risks remain uncertain at this time. Regulatory measures to address climate change may materially restrict how the Company conducts business or adversely affect its financial results. Financial Risks The Company may need to make significant additional cash contributions to its retirement benefit plans if investment returns on pension assets are lower than expected or interest rates decline, and/or due to changes to regulatory, accounting and actuarial requirements. The Company has debt obligations that could materially adversely affect the Company’s business and its ability to meet its obligations. Covenants in the Company’s debt agreements may impair its ability to operate its business. Challenges in the commercial and credit environments may materially adversely affect the Company’s future access to capital. The Company may require additional financing in the future to meet its capital needs or to make acquisitions, and such financing may not be available on favorable terms, if at all, and may be dilutive to existing stockholders. Common Stock and Certain Corporate Matters Risks Stockholders’ ownership in RYAM may be diluted. Certain provisions in the Company’s amended and restated certificate of incorporation and bylaws, as well as Delaware law, could prevent or delay an acquisition of the Company, which could decrease the price of its common stock.
Other important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are described or will be described in the Company’s filings with the U.S. Securities and Exchange Commission, including the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company assumes no obligation to update these statements except as is required by law.
Non-GAAP Financial Measures
This earnings release and the accompanying schedules contain certain non-GAAP financial measures, including EBITDA, Adjusted EBITDA, Adjusted Free Cash Flow, Adjusted Net Income, Adjusted Net Debt and Net Secured Debt. The Company believes these non-GAAP financial measures provide useful information to its Board of Directors, management and investors regarding its financial condition and results of operations. Management uses these non-GAAP financial measures to compare its performance to that of prior periods for trend analyses, to determine management incentive compensation and for budgeting, forecasting and planning purposes.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

The Company does not consider these non-GAAP financial measures an alternative to financial measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they may exclude significant expense and income items that are required by GAAP to be recognized in the consolidated financial statements. In addition, they reflect the exercise of management’s judgment about which expense and income items are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, reconciliations of the non-GAAP financial measures to their most directly comparable GAAP financial measures are provided below. Non-GAAP financial measures are not necessarily indicative of results that may be generated in future periods and should not be relied upon, in whole or part, in evaluating the financial condition, results of operations or future prospects of the Company.
The Company does not provide a reconciliation of forward-looking EBITDA, Adjusted EBITDA and Adjusted Free Cash Flow to their most directly comparable GAAP financial measures due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations. These amounts may be material and could result in the projected GAAP financial measure being materially different than the projected non-GAAP measure. As such, reconciliations for forward-looking non-GAAP financial measures are not available without unreasonable effort.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(in millions, except share and per share information)

	Three Months Ended			Nine Months Ended
	September 27, 2025	June 28, 2025	September 28, 2024	September 27, 2025	September 28, 2024
Net sales	$353	$340	$401	$1,049	$1,208
Cost of sales	(319)	(316)	(357)	(967)	(1,079)
Gross margin	34	24	44	82	129
Selling, general and administrative expense	(24)	(18)	(24)	(65)	(66)
Foreign exchange gain (loss)	1	(4)	(2)	(4)	1
Asset impairment	—	—	(25)	—	(25)
Indefinite suspension charges	1	(1)	(7)	—	(14)
Other operating income (expense), net	(3)	(2)	(3)	(20)	3
Operating income (loss)	9	(1)	(17)	(7)	28
Interest expense	(25)	(23)	(20)	(72)	(62)
Other income (expense), net	1	(2)	1	1	4
Loss from continuing operations before income tax	(15)	(26)	(36)	(78)	(30)
Income tax (expense) benefit	11	(339)	4	(323)	6
Equity in loss of equity method investment	—	(1)	(1)	(1)	(2)
Loss from continuing operations	(4)	(366)	(33)	(402)	(26)
Income from discontinued operations, net of tax	—	3	—	3	3
Net loss	(4)	(363)	(33)	(399)	(23)
Net income (loss) attributable to redeemable noncontrolling interest	—	—	—	—	—
Net loss attributable to RYAM	$(4)	$(363)	$(33)	$(399)	$(23)

Basic and Diluted earnings per common share
Loss from continuing operations	$(0.07)	$(5.48)	$(0.49)	$(6.05)	$(0.40)
Income from discontinued operations	—	0.04	—	0.04	0.05
Net loss	$(0.07)	$(5.44)	$(0.49)	$(6.01)	$(0.35)

Weighted average shares used in determining EPS - Basic and Diluted	67,000,882	66,875,897	65,892,750	66,703,264	65,686,397
A

Rayonier Advanced Materials Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(in millions)

	September 27, 2025	December 31, 2024
Assets
Cash and cash equivalents	$77	$125
Other current assets	514	476
Property, plant and equipment, net	1,026	1,019
Other assets	179	510
Total assets	$1,796	$2,130

Liabilities, Redeemable Noncontrolling Interest and Stockholders’ Equity
Debt due within one year	$30	$24
Other current liabilities	346	376
Long-term debt	764	706
Non-current environmental liabilities	172	160
Other liabilities	133	139
Redeemable noncontrolling interest	13	11
Stockholders’ equity	338	714
Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$1,796	$2,130

B

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in millions)

	Nine Months Ended
	September 27, 2025	September 28, 2024
Operating Activities
Net loss	$(399)	$(23)
Adjustments to reconcile net loss to cash provided by operating activities:
Income from discontinued operations, net of tax	(3)	(3)
Depreciation and amortization	96	103
Asset impairment	—	25
Deferred income tax expense (benefit)	323	(6)
Changes in working capital and other assets and liabilities	(54)	41
Other	29	12
Cash provided by (used in) operating activities	(8)	149

Investing Activities
Capital expenditures, net of proceeds from sale of property, plant and equipment	(99)	(80)
Proceeds related to insurance claims	4	—
Investment in unconsolidated subsidiaries	(2)	—
Cash used in investing activities	(97)	(80)

Financing Activities
Changes in debt principal balance	50	(7)
Other	(3)	(3)
Cash provided by (used in) financing activities	47	(10)

Net increase (decrease) in cash and cash equivalents	(58)	59
Net effect of foreign exchange on cash and cash equivalents	10	1
Balance, beginning of period	125	76
Balance, end of period	$77	$136
C

Rayonier Advanced Materials Inc.
Average Sales Price and Sales Volumes
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 27, 2025	June 28, 2025	September 28, 2024	September 27, 2025	September 28, 2024
Average Sales Price ($ per metric ton)
Cellulose Specialties	$1,873	$1,807	$1,753	$1,812	$1,740
Cellulose Commodities	$893	$911	$830	$887	$844
Paperboard	$1,256	$1,346	$1,400	$1,310	$1,388
High-Yield Pulp (external sales)	$501	$509	$559	$510	$564

Sales Volume (‘000s of metric tons)
Cellulose Specialties	105	111	126	326	369
Cellulose Commodities	93	64	95	241	296
Paperboard	31	34	39	103	121
High-Yield Pulp (external sales)	35	42	38	126	133

D

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures
(Unaudited)
(in millions)
EBITDA and Adjusted EBITDA by Segment(a)

	Three Months Ended September 27, 2025
	Cellulose Specialties	Biomaterials	Cellulose Commodities	Paperboard	High-Yield Pulp	Corporate	Total
Income (loss) from continuing operations	$50	$—	$(13)	$(3)	$(10)	$(28)	$(4)
Income from continuing operations attributable to redeemable noncontrolling interest	—	—	—	—	—	—	—
Income (loss) from continuing operations attributable to RYAM	50	—	(13)	(3)	(10)	(28)	(4)
Depreciation and amortization	16	1	11	4	1	1	34
Interest expense, net	—	—	—	—	—	24	24
Income tax expense	—	—	—	—	—	(11)	(11)
EBITDA-continuing operations attributable to RYAM	66	1	(2)	1	(9)	(14)	43
Indefinite suspension charges	—	—	(1)	—	—	—	(1)
Adjusted EBITDA-continuing operations attributable to RYAM	$66	$1	$(3)	$1	$(9)	$(14)	$42

	Three Months Ended June 28, 2025
	Cellulose Specialties	Biomaterials	Cellulose Commodities	Paperboard	High-Yield Pulp	Corporate	Total
Income (loss) from continuing operations	$29	$1	$(10)	$(1)	$(7)	$(378)	$(366)
Income from continuing operations attributable to redeemable noncontrolling interest	—	—	—	—	—	—	—
Income (loss) from continuing operations attributable to RYAM	29	1	(10)	(1)	(7)	(378)	(366)
Depreciation and amortization	17	—	7	6	—	1	31
Interest expense, net	—	—	—	—	—	23	23
Income tax benefit	—	—	—	—	—	339	339
EBITDA-continuing operations attributable to RYAM	46	1	(3)	5	(7)	(15)	27
Indefinite suspension charges	—	—	1	—	—	—	1
Adjusted EBITDA-continuing operations attributable to RYAM	$46	$1	$(2)	$5	$(7)	$(15)	$28

	Three Months Ended September 28, 2024
	Cellulose Specialties	Biomaterials	Cellulose Commodities	Paperboard	High-Yield Pulp	Corporate	Total
Income (loss) from continuing operations	$46	$3	$(54)	$7	$1	$(36)	$(33)
Income from continuing operations attributable to redeemable noncontrolling interest	—	—	—	—	—	—	—
Income (loss) from continuing operations attributable to RYAM	46	3	(54)	7	1	(36)	(33)
Depreciation and amortization	19	1	12	4	—	—	36
Interest expense, net	—	—	—	—	—	20	20
Income tax benefit	—	—	—	—	—	(4)	(4)
EBITDA-continuing operations attributable to RYAM	65	4	(42)	11	1	(20)	19
Asset impairment	—	—	25	—	—	—	25
Indefinite suspension charges	—	—	7	—	—	—	7
Adjusted EBITDA-continuing operations attributable to RYAM	$65	$4	$(10)	$11	$1	$(20)	$51

E

	Nine Months Ended September 27, 2025
	Cellulose Specialties	Biomaterials	Cellulose Commodities	Paperboard	High-Yield Pulp	Corporate	Total
Income (loss) from continuing operations	$110	$2	$(35)	$(5)	$(24)	$(450)	$(402)
Income from continuing operations attributable to redeemable noncontrolling interest	—	—	—	—	—	—	—
Income (loss) from continuing operations attributable to RYAM	110	2	(35)	(5)	(24)	(450)	(402)
Depreciation and amortization	48	2	28	15	2	1	96
Interest expense, net	—	—	—	—	—	70	70
Income tax expense	—	—	—	—	—	323	323
EBITDA-continuing operations attributable to RYAM	158	4	(7)	10	(22)	(56)	87
Indefinite suspension charges	—	—	—	—	—	—	—
Adjusted EBITDA-continuing operations attributable to RYAM	$158	$4	$(7)	$10	$(22)	$(56)	$87

	Nine Months Ended September 28, 2024
	Cellulose Specialties	Biomaterials	Cellulose Commodities	Paperboard	High-Yield Pulp	Corporate	Total
Income (loss) from continuing operations	$133	$6	$(93)	$28	$1	$(101)	$(26)
Income from continuing operations attributable to redeemable noncontrolling interest	—	—	—	—	—	—	—
Income (loss) from continuing operations attributable to RYAM	133	6	(93)	28	1	(101)	(26)
Depreciation and amortization	55	2	33	10	2	1	103
Interest expense, net	—	—	—	—	—	61	61
Income tax benefit	—	—	—	—	—	(6)	(6)
EBITDA-continuing operations attributable to RYAM	188	8	(60)	38	3	(45)	132
Asset impairment loss	—	—	25	—	—	—	25
Indefinite suspension charges	—	—	14	—	—	—	14
Adjusted EBITDA-continuing operations attributable to RYAM	$188	$8	$(21)	$38	$3	$(45)	$171

(a)EBITDA from continuing operations is defined as income (loss) from continuing operations before interest, taxes, depreciation and amortization. Adjusted EBITDA from continuing operations is defined as EBITDA from continuing operations adjusted for items that management believes are not representative of core operations. EBITDA and Adjusted EBITDA are non-GAAP measures used by management, existing stockholders and potential stockholders to measure how the Company is performing relative to the assets under management.

F

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
(Unaudited)
(in millions)
Adjusted Free Cash Flow(a)

	Nine Months Ended
	September 27, 2025	September 28, 2024
Cash provided by (used in) operating activities	$(8)	$149
Capital expenditures, net	(75)	(50)
Adjusted Free Cash Flow	$(83)	$99

(a)Adjusted Free Cash Flow is defined as cash provided by (used in) operating activities adjusted for capital expenditures, net of proceeds from the sale of assets and insurance claims, and excluding strategic capital expenditures. Adjusted Free Cash Flow is a non-GAAP measure of cash generated during a period that is available for dividend distribution, debt reduction, strategic acquisitions and repurchase of the Company’s common stock.
Adjusted Net Debt and Net Secured Debt(a)

	September 27, 2025	December 31, 2024
Debt due within one year	$30	$24
Long-term debt	764	706
Total debt	794	730
Unamortized premium, discount and issuance costs	43	48
Cash and cash equivalents	(77)	(125)
Adjusted Net Debt	760	653
Unsecured debt	(31)	(28)
Net Secured Debt	$729	$625

(a)Adjusted Net Debt is defined as the amount of debt after the consideration of debt premium, discount and issuance costs, less cash. Net Secured Debt is defined as Adjusted Net Debt less unsecured debt.
Adjusted Income (Loss) From Continuing Operations(a)

	Three Months Ended						Nine Months Ended
	September 27, 2025		June 28, 2025		September 28, 2024		September 27, 2025		September 28, 2024
	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Loss from continuing operations	$(4)	$(0.07)	$(366)	$(5.48)	$(33)	$(0.49)	$(402)	$(6.05)	$(26)	$(0.40)
Asset impairment	—	—	—	—	25	0.38	—	—	25	0.38
Indefinite suspension charges	(1)	—	1	0.01	7	0.12	—	—	14	0.22
Tax effect of adjustments	—	—	—	—	(8)	(0.13)	—	—	(10)	(0.15)
Adjusted Income (Loss) from Continuing Operations	$(5)	$(0.07)	$(365)	$(5.47)	$(9)	$(0.12)	$(402)	$(6.05)	$3	$0.05

(a)Adjusted Income (Loss) from Continuing Operations is defined as income (loss) from continuing operations adjusted net of tax for items that management believes are not representative of core operations.
G